Exhibit 99.1

FOR IMMEDIATE RELEASE

LIMBACH HOLDINGS ANNOUNCES APPOINTMENT OF

NEW CHIEF FINANCIAL OFFICER

Former Capstone Turbine Corporation Executive Jayme Brooks Joins Limbach

as of October 1, 2019

PITTSBURGH, PA, -- September 30, 2019 -- Limbach Holdings, Inc. (NASDAQ: LMB) (“Limbach” or the “Company”) today announced the appointment of Mrs. Jayme Brooks as Executive Vice President and Chief Financial Officer, effective October 1, 2019.

Mrs. Brooks replaces Mr. John Jordan and will report directly to Chief Executive Officer Charlie Bacon while also serving as a member of the Executive Committee. She will be responsible for overseeing all financial aspects of the company, including financial planning and analysis, accounting and financial reporting, as well as managing the tax, internal audit, and treasury functions.

Mrs. Brooks commented, “I am delighted to join Limbach at this exciting time. I believe the potential for growth and shareholder value creation is excellent given Limbach’s growing service segment, historic highs for backlog and overall business expansion. I look forward to partnering with the experienced executive team to realize the vision of Limbach becoming the 1st Choice integrated building systems firm in the United States.”

CEO Charlie Bacon added, “We are excited to have Jayme join Limbach. With her extensive public company experience as the Chief Financial Officer, as well as the Chief Accounting Officer of her previous firm, our Board of Directors and Management believe we have selected the right person to be front and center with me and our other senior executives, as we execute our growth plan. She has extensive experience in cash optimization, controlling expenses and leading efforts to raise capital. John will be staying on for a short transition period to assist Jayme in her new role. I also want to acknowledge John for being a great team player. He was instrumental in helping us take Limbach public and worked through some challenging periods moving from being a private enterprise to the public market. He is a true professional.”

Mrs. Brooks previously held a number of positions at Capstone Turbine Corporation (“Capstone”), most recently serving as Executive Vice President and Chief Financial Officer. She joined Capstone in September 2005 and, in addition to her most recent position, she served in various roles including: Chief Financial Officer and Chief Accounting Officer (April 2015 to September 2019). Vice President of Finance and Chief Accounting Officer (November 2008 to April 2015), Vice President of Financial Planning and Analysis (February 2008 to November 2008), and Director of Financial Reporting (September 2005 to February 2008). Prior to joining Capstone, Mrs. Brooks was Vice President and Controller of Computer Patent Annuities North America LLC, a company providing solutions for intellectual property management, including renewal services, software tools and portfolio management. Mrs. Brooks holds a Bachelor of Arts degree in Business Economics from the University of California at Santa Barbara and a Master of Business Administration degree from the Fuqua School of Business at Duke University. Mrs. Brooks is a Certified Public Accountant (active) licensed in California and a member of Financial Executives International.

About Limbach:

Founded in 1901, Limbach is the 9th largest mechanical systems solutions firm in the United States as determined by Engineering News Record. Limbach provides building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical, and plumbing systems for a diversified group of commercial and institutional building owners. Limbach employs more than 1,700 employees in 14 offices throughout the United States. The Company’s full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, position Limbach as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to expected revenue and other benefits from new project wins. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

For Investor Relations, contact:

The Equity Group Inc. Jeremy Hellman, CFA Senior Associate (212) 836-9626 / jhellman@equityny.com